Exhibit 2.1

AMENDMENT NO. 1
TO THE
AGREEMENT AND PLAN OF MERGER
BY AND AMONG:
PEBBLEBROOK HOTEL TRUST,
PEBBLEBROOK HOTEL, L.P.,
PING MERGER SUB, LLC,
PING MERGER OP, LP,
LASALLE HOTEL PROPERTIES
and
LASALLE HOTEL OPERATING PARTNERSHIP, L.P.
DATED AS OF SEPTEMBER 18, 2018

THIS AMENDMENT NO. 1 TO THE AGREEMENT AND PLAN OF MERGER, dated as of September 18, 2018 (this “Amendment”), is entered into by and among Pebblebrook Hotel Trust, a Maryland real estate investment trust (“Parent”); Pebblebrook Hotel, L.P., a Delaware limited partnership (“Parent OP”); Ping Merger Sub, LLC, a Maryland limited liability company (“Merger Sub”); Ping Merger OP, LP, a Delaware limited partnership (“Merger OP” and, collectively with Parent, Parent OP and Merger Sub, the “Parent Parties”); LaSalle Hotel Properties, a Maryland real estate investment trust (the “Company”); and LaSalle Hotel Operating Partnership, L.P., a Delaware limited partnership and whose sole general partner is the Company (the “Operating Partnership” and, together with the Company, the “Company Parties”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in the Agreement and Plan of Merger, dated as of September 6, 2018, by and among the Parent Parties and the Company Parties (the “Merger Agreement”).
WHEREAS, the Board of Trustees of the Company, on behalf of the Company and on behalf of the Company on behalf of the Operating Partnership, and each of the Parent Parties have approved this Amendment;
WHEREAS, the Board of Trustees of the Company recommends the approval of the Merger Agreement, as amended by this Amendment, and the Company Merger by the Company’s shareholders; and
WHEREAS, the parties have agreed to amend the Merger Agreement as provided in this Amendment.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.	Amendment of Section 2.10(b). Section 2.10(b) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:
“(b)     Treatment of Performance Shares. Immediately prior to the Company Merger Effective Time, each outstanding award of performance shares with respect to Company Common Shares (each, a “Performance Award”) granted pursuant to the Company Equity Incentive Plans shall automatically become earned and vested with respect to 180% of the target number of Company Common Shares subject to such Performance Award and thereafter shall be cancelled and, in exchange therefor, each holder of any such cancelled vested Performance Award shall cease to have any rights with respect thereto, except the right to receive, in consideration for the cancellation of such vested Performance Award, such number of earned and vested Company Common Shares, which shall be considered outstanding as of such time for all purposes of this Agreement, and the holders thereof shall only have the right to submit an Election in accordance with the applicable procedures set forth in Section 2.6 and to receive the Merger Consideration with respect to such Company Common Shares pursuant to Section 2.5(a) (less required withholdings as provided in Section 2.13). In addition, on the Closing Date, the Company shall pay each holder of a Performance Award an amount in cash equal to all accrued and unpaid cash dividends that would have been paid on such earned and vested Performance Awards as if they had been issued and outstanding from the date of grant up to, and including, the Company Merger Effective Time (less required withholdings as provided in Section 2.13).”

2.	Amendment of Company Disclosure Schedule. Each of Part 2.10(b) of the Company Disclosure Schedule and Appendix 2.10(b) to the Company Disclosure Schedule is hereby deleted in its entirety.

3.
References to the Merger Agreement. After giving effect to this Amendment, each reference in the Merger Agreement to “this Agreement”, “hereof”, “hereunder” or words of like import referring to the Merger Agreement shall refer to the Merger Agreement as amended by this Amendment and all references in the Disclosure Schedules to “the Agreement” and “the Merger Agreement” shall refer to the Merger Agreement as amended by this Amendment.

4.
Construction. Except as expressly provided in this Amendment, all references in the Merger Agreement and the Disclosure Schedules to “the date hereof” and “the date of this Agreement” shall refer to September 6, 2018.

5.
Other Miscellaneous Terms. The provisions of Article 8 (Miscellaneous Provisions) of the Merger Agreement shall apply mutatis mutandis to this Amendment, and to the Merger Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms therein as modified hereby.

6.	No Further Amendment. Except as amended hereby, the Merger Agreement, shall remain in full force and effect.

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IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the date first above written.
LASALLE HOTEL PROPERTIES

By:	/s/ Michael D. Barnello Name: Michael D. Barnello Title: President and Chief Executive Officer
LASALLE HOTEL OPERATING PARTNERSHIP, L.P., by LASALLE HOTEL PROPERTIES, its general partner

By:	/s/ Michael D. Barnello Name: Michael D. Barnello Title: President and Chief Executive Officer
PEBBLEBROOK HOTEL TRUST

By:	/s/ Jon E. Bortz Name: Jon E. Bortz Title: Chairman of the Board, President and Chief Executive Officer
PEBBLEBROOK HOTEL, L.P., by PEBBLEBROOK HOTEL TRUST, its general partner

By:	/s/ Jon E. Bortz Name: Jon E. Bortz Title: Chairman of the Board, President and Chief Executive Officer

[Signature Page to Amendment No. 1 to Merger Agreement]

PING MERGER SUB, LLC

By:	/s/ Jon E. Bortz Name: Jon E. Bortz Title: President and Chief Executive Officer
PING MERGER OP, LP, by PING MERGER OP GP, LLC, its general partner

By:	/s/ Jon E. Bortz Name: Jon E. Bortz Title: President and Chief Executive Officer

[Signature Page to Amendment No. 1 to Merger Agreement]